First Federal of Northern Michigan Bancorp, Inc. Announces Fourth Quarter 2012 and Full Year Results

ALPENA, Mich., March 22, 2013 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported a consolidated net loss of $818,000, or $0.28 per basic share, for the quarter ended December 31, 2012 compared to consolidated net income of $84,000, or $0.03 per basic and diluted share, for the quarter ended December 31, 2011.

Consolidated net loss for the twelve months ended December 31, 2012 was $214,000, or $0.07 per basic share, compared to consolidated net income of $742,000, or $0.26 per basic and diluted share, for the twelve months ended December 31, 2011.

President and CEO Michael Mahler commented, "Our fourth quarter performance was negatively impacted by increasing the reserve for our deferred tax asset (DTA). While we saw continued strength in non interest income through our mortgage banking activity and a continued decline of non-interest expense, collectively they were not enough to offset the lack of meaningful loan growth and the increase in our provision expense year over year. The increase in provision expense was driven primarily by mortgage charge-offs, which were negatively impacted by the continued decline in real estate values in the markets we serve. These charge-offs resulted in a reduction in earnings which had an impact on the value of our DTA, resulting in the fourth quarter adjustment (expense) of $885,000, reversing what we recovered in the first quarter."

Mahler further stated, "We were very pleased with our market share growth in the area of mortgage lending, with $52.4 million in mortgage originations in 2012. It is clearly a core competency that we are very proud of and we believe the reputation we have earned continues to regularly bring new lending opportunities to us."

Performance Highlights:

  The Company reported a net loss of $214,000 for the twelve-month period ended December 31, 2012 as compared to net income of $742,000 for the prior-year period, primarily as a result of the following year over year differences:
    Provision for loan losses of $1.4 million in 2012 as compared to $284,000 in 2011 due primarily to the charge-off of $840,000 in residential mortgage loans in 2012.
    Increase in mortgage banking activities income of $274,000 year over year, despite the Company's focus on placing certain mortgage loans in portfolio.
    Increase in salaries and benefits of $291,000 year over year related to increased mortgage lender commissions due to heavy mortgage volume in 2012 .
  $581,000 increase in non-performing assets since December 31, 2011. However in the fourth quarter of 2012 we placed a $2.0 million commercial loan on non-accrual status, which negatively impacted our asset quality metrics. We believe that the loan is well collateralized and, as of December 31, 2012, we determined no specific reserve was necessary.
  Decrease of $322,000 in non-interest expenses year over year primarily due to decreases in the costs associated with our troubled loans and repossessed properties.
  Continued decline in net interest margin (NIM) due mainly to declining yields on loans:
    Quarter over quarter decline from 3.94% for the fourth quarter of 2011 to 3.62% in the fourth quarter of 2012
    Year over year decline from 4.02% in 2011 to 3.78% in 2012
  The Company increased the valuation allowance against its deferred tax asset (DTA) by $885,000 during the fourth quarter of 2012 based on an analysis of the amount of DTA expected to be recognized by the Company in the foreseeable future.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.

Asset Quality

The ratio of total nonperforming assets to total assets was 3.42% at December 31, 2012 compared to 3.11% at December 31, 2011. Non-performing assets increased $581,000 to $7.3 million at December 31, 2012 from $6.7 million at December 31, 2011, mainly as the result of a $2.0 million commercial loan which was placed on non-accrual status, but which was adequately collateralized, at the end of 2012. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce them, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of
	December 31, 2012	December 31, 2011
Asset Quality Ratios:
Non-performing assets to total assets	3.42%	3.11%
Non-performing loans to total loans	3.50%	2.34%
Allowance for loan losses to non-performing loans	35.50%	45.47%
Allowance for loan losses to total loans	1.24%	1.07%

"Texas Ratio" (Bank) (1)	30.83%	28.28%

Total non-performing loans ($000 omitted)	$4,930	$3,338
Total non-performing assets ($000 omitted)	$7,317	$6,746

(1) Represents total non-performing assets divided by tangible capital plus allowance for loan losses.

Financial Condition

  Total assets decreased $3.2 million to $213.8 million at December 31, 2012  from $217.0 million at December 31, 2011.
    Net loans receivable decreased $2.0 million
      Consumer loans decreased $3.2 million due to normal pay-downs and a decrease in originations of this loan type;
      Commercial loans increased $1.6 million;
      Allowance for loan losses increased by $232,000
    Investment securities AFS decreased $2.3 million as we did not replace certain maturing or called securities due to the interest rate environment.
  Total liabilities decreased $3.1 million year over year.
    Deposits increased $7.7 million as we continued our focus on increasing core deposits.
    FHLB advances decreased $8.1 million as we paid off maturing advances with deposit growth.
  Stockholders' equity was $24.4 million at December 31, 2012 compared to $24.6 million at December 31, 2011.
    Net loss for the year of $214,000;
    Increase in the unrealized gain on available-for-sale securities of $79,000 year over year.
    First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total risk-based capital ( to risk-
weighted assets)	$ 23,727	17.36%	$ 10,934	8.00%	$ 13,667	10.00%
Tier 1 risk-based capital ( to
risk-weighted assets)	$ 22,019	16.11%	$ 5,467	4.00%	$ 8,200	6.00%
Tangible Capital ( to
tangible assets)	$ 22,019	10.33%	$ 3,197	1.50%	$ 4,263	2.00%

Results of Operations:

  Interest income decreased to $2.2 million for the three months ended December 31, 2012 from $2.5 million for the year earlier period and decreased to $9.2 million for the twelve months ended December 31, 2012 as compared to $10.4 million for the prior year period.
    For both the three- and twelve-month periods: decreases in the average balance of our interest-earning assets and decreases in the yield on interest-earning assets due in part to lower market interest rates.
  Interest expense decreased to $368,000 for the three months ended December 31, 2012 from $512,000 for the prior year period and decreased to $1.7 million for 2012 from $2.3 million for 2011.
    For both the three- and twelve-month periods: decreases of  $10.2 million and $6.8 million, respectively, in the average balance of our interest-bearing liabilities during those periods, and decreases in our overall cost of funds of 26 basis points and 30 basis points for the three- and twelve-month periods, respectively, due to declining market interest rates and a shift in the composition of our deposit base.
  Provision for loan losses for the three months ended December 31, 2012 and 2011 was $179,000 and $303,000, respectively.
    The higher provision during the 2011 period resulted from our recording provisions on several residential mortgage loans which were in various states of foreclosure.
  Provision for loans losses for the twelve months ended December 31, 2012 and 2011 was $1.4 million and $284,000, respectively.
    In 2011 we were able to reverse provision expense recorded during the first three quarters because our eight-quarter rolling average of charge-offs declined.
    In contrast, in 2012, the Company had net charge-offs of $1.1 million in loans, including $840,000 of residential mortgage loans.
  Non-interest income increased to $636,000 for the three months ended December 31, 2012 from $620,000 for the three months ended December 31, 2011. Non-interest income increased to $2.3 million for the twelve months ended December 31, 2012 from $1.9 million for the twelve months ended December 31, 2011.
    2012 reflected a $47,000 gain on sale of investments primarily as a result of selling a municipal security which the Company felt posed a credit risk and also an increase of $274,000 in mortgage banking activities, consisting mostly of homeowner refinances, as compared to the twelve-month period in 2011.
  Non-interest expense decreased to $2.19 million for the three months ended December 31, 2012 from $2.24 million for the three months ended December 31, 2011. Non-interest expense decreased to $8.7 million for the twelve months ended December 31, 2012 from $9.0 million for the twelve months ended December 31, 2011.
    For both the three- and the twelve-month periods, other expenses decreased primarily related to expenses associated with troubled loans and repossessed properties, which were considerably lower in 2012 than in 2011 .

Net Interest Margin:

  Decreased to 3.62% for the three-month period ended December 31, 2012 from 3.94% for the same period in 2011.
    Average yield on interest-earning assets decreased 59 basis points to 4.35% from 4.94%.
    Average cost of funds decreased 26 basis points to 0.87% from 1.13%, due to reductions of 32 basis points on our certificates of deposit, 3 basis points on our money market and NOW accounts, and 31 basis points on our FHLB advances quarter over quarter.
  Decreased to 3.78% for the twelve-month period ended December 31, 2012 from 4.02% for the same period in 2011.
    Average yield on interest-earning assets decreased 53 basis points to 4.61% from 5.14%;
    Average cost of funds decreased 30 basis points to 0.96% from 1.26%.

First Federal of Northern Michigan Bancorp, Inc.
Consolidated Balance Sheet

	December 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 2,732,109	$ 2,713,701
Overnight deposits with FHLB	19,701	35,797
Total cash and cash equivalents	2,751,810	2,749,498
Securities AFS	50,763,551	53,048,503
Securities HTM	2,345,000	2,435,000
Loans HFS	78,712	-
Loans receivable, net of allowance for loan losses of $1,749,915 and
$1,517,695 as of December 31, 2012 and December 31, 2011, respectively	138,911,989	140,883,591
Foreclosed real estate and other repossessed assets	2,387,307	3,407,939
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,394,412	5,845,881
Accrued interest receivable	970,450	1,148,500
Intangible assets	158,316	334,855
Prepaid FDIC Premiums	582,945	758,733
Deferred tax asset	330,831	387,065
Originated mortgage servicing rights	1,016,070	993,186
Bank-owned life insurance	4,474,563	1,413,387
Other assets	402,091	372,551
Total assets	$ 213,834,147	$ 217,044,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 158,350,134	$ 150,649,073
Advances from borrowers for taxes and insurance	132,823	128,028
Federal Home Loan Bank Advances	26,357,962	34,500,000
REPO Sweep Accounts	3,183,351	5,592,326
Accrued expenses and other liabilities	1,375,093	1,606,568
Total liabilities	189,399,363	192,475,995

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,999 shares issued)	31,918	31,920
Additional paid-in capital	23,853,891	23,852,701
Retained earnings	2,766,170	2,980,176
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	-	(556)
Accumulated other comprehensive income	746,723	668,471
Total stockholders' equity	24,434,784	24,568,794

Total liabilities and stockholders' equity	$ 213,834,147	$ 217,044,789

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Operations
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$ 1,880,387	$ 2,139,109	$ 7,927,833	$ 8,925,925
Interest and dividends on investments
Taxable	116,321	140,765	539,630	521,173
Tax-exempt	37,695	39,073	153,935	159,147
Interest on mortgage-backed securities	134,627	200,556	620,780	784,065
Total interest income	2,169,030	2,519,503	9,242,178	10,390,310

Interest expense:
Interest on deposits	240,173	322,907	1,033,792	1,549,159
Interest on borrowings	127,827	188,828	619,700	712,612
Total interest expense	368,000	511,735	1,653,492	2,261,771

Net interest income	1,801,030	2,007,768	7,588,686	8,128,539
Provision for loan losses	178,435	302,711	1,367,023	283,752
Net interest income after provision for loan losses	1,622,595	1,705,057	6,221,663	7,844,787

Non-interest income:
Service charges and other fees	197,093	186,932	760,177	729,918
Mortgage banking activities	367,032	331,691	1,243,122	968,807
Gain on sale of available-for-sale investments	-	-	47,017	-
Net loss on sale of premises and equipment,	(3,796)	(2,562)	(4,494)	(3,106)
Net gain (loss) on sale of real estate owned
and other repossessed assets	(3,052)	6,489	(83,150)	(47,879)
Other	78,928	97,455	313,889	283,901
Total non-interest income	636,205	620,005	2,276,561	1,931,641

Non-interest expenses:
Compensation and employee benefits	1,220,915	1,165,226	4,913,054	4,622,326
FDIC insurance premiums	47,462	47,353	188,776	223,801
Advertising	44,337	45,911	155,826	133,674
Occupancy	240,146	246,577	959,294	1,048,974
Amortization of intangible assets	29,646	73,113	176,539	292,451
Service bureau charges	77,025	75,629	306,174	300,510
Professional services	126,316	103,387	423,719	433,006
Other	405,639	483,912	1,588,848	1,979,575
Total non-interest expenses	2,191,486	2,241,108	8,712,230	9,034,317

Income (loss) before income tax expense	67,314	83,954	(214,006)	742,111
Income tax expense	884,822	-	-	-

Net income (loss)	$ (817,508)	$ 83,954	$ (214,006)	$ 742,111

Comprehensive income (loss):
Net income (loss)	$ (817,508)	$ 83,954	$ (214,006)	$ 742,111
Change in unrealized gain on available-for-sale securities, net of tax	(40,337)	(100,901)	78,250	522,364

Comprehensive income (loss)	$ (857,845)	$ (16,947)	$ (135,756)	$ 1,264,475

Per share data:
Net income (loss) per share
Basic	$ (0.28)	$ 0.03	$ (0.07)	$ 0.26
Diluted	$ (0.28)	$ 0.03	$ (0.07)	$ 0.26
Weighted average number of shares outstanding
Basic and diluted	2,884,049	2,884,049	2,884,049	2,884,049
Dividends per common share	$ -	$ -	$ -	$ -

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT: Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041